EXHIBIT 21.1
List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation or Organization
SCP Distributors LLC	Delaware
Superior Commerce LLC	Delaware
Splash Holdings, Inc.	Delaware
Alliance Trading, Inc.	Delaware
SCP Acquisition Co. LLC	Delaware
Superior Pool Products LLC	Delaware
SCP International, Inc.	Delaware
Pool Development LLC	Delaware
Horizon Distributors, Inc.	Delaware
POOLCORP Financial Inc.	Delaware
POOLCORP Financial Mortgage LLC	Delaware
Poolfx Supply LLC	Delaware
Cypress, Inc.	Nevada
SCP Pool Holdings B.V.	Netherlands
SCP Pool B.V.	Netherlands
SCP (UK) Holdings Limited	United Kingdom
SCP (UK) Limited	United Kingdom
Garden Leisure Products Limited	United Kingdom
The Swimming Pool Warehouse Limited	United Kingdom
Cascade Swimming Pools Limited	United Kingdom
Norcal Pool Supplies Limited	United Kingdom
SCP Pool Portugal LDA	Portugal
SCP Pool Distributors Spain S.L.	Spain
SCP Europe SAS	France
SCP France SAS	France
SCP Italy S.r.l.	Italy
SCP Benelux SA	Belgium
SCP Germany GmbH	Germany
SCP Distributors Canada Inc.	Ontario
SCP Mexico S.A. de C.V.	Mexico
Pool Distributors Colombia S.A.S.	Colombia
Pool Systems Pty. Ltd.	Australia